UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Tilly’s, Inc.

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10 Whatney, Irvine, CA 92618

April 28, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 annual meeting of stockholders of Tilly’s, Inc., to be held on June 8, 2016 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618. The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. We urge you to read this information carefully.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Tilly’s stock you own, it is important that your shares be represented at the annual meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2015 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access our proxy materials on the internet, how to cast your vote and how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided.

On behalf of the Board of Directors, I thank you for your participation.

Hezy Shaked

Executive Chairman of the Board and Chief Strategy Officer

10 Whatney, Irvine, CA 92618

NOTICE OF ANNUAL MEETING OF TILLY’S, INC. STOCKHOLDERS

TO BE HELD ON JUNE 8, 2016

TO OUR STOCKHOLDERS:

The 2016 annual meeting of stockholders of Tilly’s, Inc. will be held on Wednesday, June 8, 2016 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618. We will consider and act on the following items of business at the annual meeting:

1.	Re-election of each of Hezy Shaked, Doug Collier, Seth Johnson, Janet Kerr, Edmond Thomas and Bernard Zeichner to our board of directors for a term of office expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.

3.	Such other business as may properly come before the annual meeting.

The Proxy Statement accompanying this notice describes each of these items of business in more detail. Our board of directors recommends: a vote “FOR” each of the six nominees for director named in this Proxy Statement and a vote “FOR” the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending January 28, 2017.

If you were a holder of record of Tilly’s Class A common stock or Class B common stock at the close of business on April 21, 2016, you are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

By Order of the Board of Directors

Christopher M. Lal

Vice President, General Counsel and Secretary

Irvine, California

April 28, 2016

TILLY’S, INC.

10 Whatney, Irvine, CA 92618

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2016

TILLY’S, INC.

10 Whatney, Irvine, CA 92618

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2016

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Solicitation of Proxies is Made by the Tilly’s, Inc. Board of Directors

The board of directors (our “board”) of Tilly’s, Inc. (“Tilly’s,” the “Company,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held on Wednesday, June 8, 2016 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618, and at any continuation, adjournment or postponement thereof (the “annual meeting”). References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement. As permitted by the Securities and Exchange Commission (“SEC”), Tilly’s is providing most stockholders with access to our proxy materials over the internet rather than in paper form. Accordingly, on or about April 29, 2016, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the internet to most of our stockholders. We will mail printed copies of the full set of proxy materials to the rest of our stockholders on or about April 29, 2016. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice for requesting such materials. The Notice instructs you how to access and review all of the important information contained in our Proxy Statement and our 2015 Annual Report to Stockholders over the internet.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 8, 2016:

Our Proxy Statement and our 2015 Annual Report to Stockholders, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, are available at www.tillys.com/proxy. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement (including sample proxy card) and our 2015 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our Class A common stock and holders of our Class B common stock as of the close of business on April 21, 2016, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 12,429,335 shares of our Class A common stock outstanding, each entitled to one vote, and there were 16,069,097 shares of our Class B common stock outstanding, each entitled to ten votes. There were approximately 12 stockholders of record as of the record date.

How You Can Vote

Any stockholder as of the record date may vote by attending the annual meeting and voting in person.

If you received a proxy card in the mail, you may vote by completing, signing and mailing a completed proxy card no later than June 6, 2016 to the following address: Tilly’s, Inc. c/o Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10275-1138 using the postage-prepaid envelope provided to you.

If you received the Notice, you may follow the procedures outlined in the Notice to vote or you may request a paper proxy card to submit your vote by mail using the procedures described above.

If you hold your shares of common stock in street name you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the notice provided by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder designated by the Company will vote your shares according to the recommendation of our board, as follows:

•	“FOR” the election of each of the six director nominees;

•	“FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017 (which we refer to as “fiscal 2016”).

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. As of the date of this Proxy Statement, our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the annual meeting, we encourage you to submit your proxy to vote your shares in advance of the annual meeting.

Stockholders who wish to attend the annual meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the annual meeting;

•	presenting to our Secretary, at or before the annual meeting, a later dated proxy executed by the same person who executed the prior proxy; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California, 92618, or hand delivered to our Secretary at or before the voting at the annual meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present.

Quorum. In order to constitute a quorum for the conduct of business at the annual meeting, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the annual meeting must be present in person or represented by proxy. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

Broker Non-Votes. If you hold shares through a broker, bank or other nominee (that is, in “street name”), you are the beneficial stockholder of your shares and proxy materials were made available to you by the organization holding your account. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If your broker, bank or other nominee does not receive voting instructions from you, a “broker non-vote” results unless your nominee has discretionary authority to vote on the matter. This year, Proposal No. 1 (election of directors) is non-routine and your broker or other nominee does not have discretionary authority to vote on this proposal. As a result, shares that constitute broker non-votes will not be considered entitled to vote on such proposal. The effect of broker non-votes and abstentions on each proposal is explained below.

Proposal No. 1: Election of Directors. Our Amended and Restated Bylaws provide for a plurality voting standard in the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for” or “withhold.” Cumulative voting is not permitted. Under the plurality voting standard, the six nominees receiving the highest number of votes “for” their election will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Abstentions and broker non-votes will not count as a vote “for,” or a “withhold” vote from, a nominee’s election and thus will have no effect in determining whether a director nominee has received a plurality of the votes cast.

Proposal No. 2: Ratification of BDO USA, LLP as our Independent Registered Public Accounting Firm for Fiscal 2016. The approval of Proposal No. 2 requires the affirmative vote of a majority in voting power of shares of stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are unlikely to result from and would not have any effect on the outcome of the vote on this proposal.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We do not expect to use a proxy solicitor to assist in the solicitation of proxies. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices located at 10 Whatney, Irvine, California 92618 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder will be kept confidential, except in the following circumstances:

•	to allow the inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; or

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Proposal No. 1

ELECTION OF DIRECTORS

Our board currently consists of seven members. The current term of office of each of our directors expires at the annual meeting. Jason Nazar will not be standing for re-election to our board at the annual meeting. Effective as of the annual meeting, our board will fix the authorized number of directors of our board at six directors. Each of the six directors listed below is being nominated for re-election for a term expiring on the date of our 2017 annual meeting of stockholders and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of the Nominating and Corporate Governance Committee. A director appointed to fill a vacancy shall serve a term that expires at the next annual meeting of stockholders and until their successors are duly elected and qualified.

Upon the recommendation of the Nominating and Corporate Governance Committee, our board has nominated each of the following six persons to be elected to serve for a one-year term expiring at the 2017 annual meeting of stockholders. Each of the nominees for election currently serves as a director and has consented to serve for a new term if elected. Each nominated director was elected by our stockholders to his or her present term of office.

Name	Age	Position	Director Since
Hezy Shaked	61	Co-Founder, Executive Chairman, Chief Strategy Officer and Director	1984
Edmond Thomas	62	President, Chief Executive Officer and Director	2015
Doug Collier	53	Director	2011
Seth Johnson	62	Director	2011
Janet Kerr	61	Director	2011
Bernard Zeichner	71	Director	2011

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this Proxy Statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Director Nominees

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the record date as well as those held during the past five years. There are no family relationships between any director or executive officer.

Hezy Shaked co-founded the Tilly’s concept in 1982 and formed our company in 1984. He currently serves as our Executive Chairman of the Board of Directors and Chief Strategy Officer. He has served as Chairman of the Board of Directors since our inception and has served as our Chief Strategy Officer since February 2011. From September 2008 to February 2011, Mr. Shaked served as our President and Chief Executive Officer. From September 2006 to September 2008, Mr. Shaked served as our Co-Chief Executive Officer. From our inception to September 2006, Mr. Shaked served as our President and Chief Executive Officer. As our Co-Founder and former President and Chief Executive Officer, Mr. Shaked has an in-depth knowledge and understanding of all facets of our business and has developed extensive professional relationships during his over 30 years of experience in the retail industry. Our board has concluded Mr. Shaked should serve as a director due to his experience and knowledge of our operations and the industry in which we compete.

Edmond Thomas has served as our President, Chief Executive Officer and a member of our board since October 2015. Mr. Thomas served as our President and Co-Chief Executive Officer from September 2005 to

October 2007. He most recently served as Chief Executive Officer and Director of The Wet Seal, Inc. from September 2014 to August 2015, and as a partner of KarpReilly, LLC, a private investment firm focused on small to mid-size growth companies, from February 2011 to August 2014. Mr. Thomas also served as President and Chief Executive Officer of The Wet Seal, Inc. from October 2007 to January 2011.

Doug Collier has served on our board since September 2011. He previously served as the Executive Vice President, Chief Financial Officer and Secretary of Volcom, Inc., a designer, marketer and distributor of premium quality young men’s and young women’s clothing, footwear, accessories and related products, from May 2008 to June 2011, and as its Chief Financial Officer and Secretary from 1994 to May 2008. He also served as the Treasurer of Volcom from April 2005 to May 2008. Mr. Collier’s role included leading Volcom’s initial public offering in 2005, until Volcom’s acquisition by PPR S.A. in June 2011. From 1991 to 1994, Mr. Collier served as the Controller at Mary Tyler Moore Studios. He was a senior analyst tax specialist at KPMG LLP from 1987 to 1990. Mr. Collier is currently Chairman of the Board of Directors, Chair of the Audit Committee and a member of the Nominating and Governance Committee of Skullcandy, Inc., a publicly traded maker of audio branded merchandise. He is a certified public accountant (inactive). Our board concluded Mr. Collier should serve as a director based on his over 20 years of financial and apparel experience, including significant executive experience, which allows him to contribute operational, financial and strategic planning insights to our board.

Seth Johnson has served on our board since April 2011 and as Chairperson of our Audit Committee since August 2011. Prior to that, Mr. Johnson served as a member of the advisory committee to our board from July 2008 through 2011. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch Co., a specialty retailer, and was its Chief Financial Officer from 1992 to 1998. During that time period, Mr. Johnson led Abercrombie & Fitch’s initial public offering and participated in business growth from sales of $85 million to over $2 billion. Since July 2014, Mr. Johnson has served as a member of the board of directors of bebe stores, inc., an apparel retailer. From 2010 to 2013, Mr. Johnson served as a member of the board of directors and as Lead Director of True Religion Apparel Inc., and from 2007 to 2009 as a director of DEI Holdings Inc. Both companies were previously publicly traded. Mr. Johnson is currently a director of the Pacific Symphony. Our board concluded Mr. Johnson should serve as a director based on his over 30 years of apparel retail experience, including significant executive experience, which enables him to contribute important operational, financial and strategic planning insights to our board.

Janet E. Kerr has served on our board and as Chairperson of our Nominating and Corporate Governance Committee since August 2011. Prior to that, Ms. Kerr served as a member of the advisory committee to our board from July 2008 through 2011. She is Vice-Chancellor of Pepperdine University and Professor Emeritus, founder and former Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law in Malibu, California. Ms. Kerr has served as a consultant to various companies regarding Sarbanes-Oxley Act compliance and corporate governance. She has founded and/or developed and sold several technology companies and is currently a strategic advisor to Bloomberg BNA. Ms. Kerr is a well-known author in the areas of securities, corporate law and corporate governance, having published several articles and a book on the subjects. Ms. Kerr was a co-founder of X-Labs, a technology company co-founded with HRL Laboratories. Ms. Kerr is currently a director of Fidelity National Financial. Ms. Kerr also serves as a director of La-Z-Boy, Inc., a publicly traded furniture retailer and manufacturer. Additionally, she is a director of AppFolio and chairperson of its Nominating and Corporate Governance Committee. From 2004 to 2010, Ms. Kerr served as a member of the board and Chairperson of the Nominating and Corporate Governance Committee for CKE Restaurants, Inc., a quick service restaurant company that was previously public and listed on the NYSE. Ms. Kerr is licensed to practice law in California and New York and had occupied the Laure Sudreau-Rippe Endowed Chair at Pepperdine University School of Law. Our board concluded Ms. Kerr should serve as a director based on her over 30 years of corporate governance experience, which uniquely positions Ms. Kerr to contribute to our board significant expertise in the regulatory, governance and legal matters of public companies.

Bernard Zeichner has served on our board since April 2011 and as Chairperson of our Compensation Committee since August 2011. Mr. Zeichner served as Chairman of the Board of Directors of Charlotte Russe Holdings, Inc., a specialty retailer, from 1996 until May 2008, and was its President from May 1996 to June 2001 and its Chief Executive Officer from September 1996 to July 2003. Prior to joining Charlotte Russe, Mr. Zeichner was President of the retail division of Guess from 1993 to 1995. Prior to that, Mr. Zeichner was employed by Contempo Casuals, serving as President from 1982 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1977 to 1982, Mr. Zeichner was Executive Vice President of Joske’s of Texas, a department store chain. Our board concluded Mr. Zeichner should serve as a director based on his over 30 years of apparel retail experience, including significant executive and board experience, which Mr. Zeichner draws upon to contribute operational, financial and strategic planning insights to our board.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SIX NAMED DIRECTOR NOMINEES.

Proposal No. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. On March 31, 2015, following a competitive bid process, the Audit Committee appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ended January 30, 2016 (which we refer to as “fiscal 2015”). Our board is seeking stockholder ratification of the appointment of BDO to audit the consolidated financial statements of the Company for fiscal 2016.

Representatives of BDO are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board is submitting the appointment of BDO to the stockholders entitled to vote, on an advisory basis, at the annual meeting for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment of BDO, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Change in Principal Accountant

On April 1, 2015, the Company filed its Annual Report on Form 10-K for the fiscal year ended January 31, 2015. On March 31, 2015, the Company informed Deloitte & Touche LLP (“Deloitte”), its independent registered public accounting firm since the Company’s fiscal year 2006 audit, that it would be dismissed as the Company’s independent registered public accounting firm for the Company effective after Deloitte’s completion of its audit of the Company’s financial statements as of and for the fiscal year ended January 31, 2015.

During fiscal 2013 (ended February 1, 2014) and fiscal 2014 (ended January 31, 2015), and through March 31, 2015, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years.

Deloitte’s reports on the Company’s financial statements for fiscal 2013 and 2014 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal 2013 and 2014, and through March 31, 2015, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Deloitte with a copy of the above disclosure and requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agrees with the statements contained above. Deloitte has provided the Company with a letter dated March 31, 2015, addressed to the SEC stating whether or not it agrees with the above statements, a copy of which was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on April 2, 2015.

During fiscal 2013 and 2014, and through March 31, 2015, neither the Company nor anyone acting on behalf of the Company, consulted BDO with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Deloitte are not expected to attend the annual meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

AUDIT MATTERS

Independent Registered Public Accounting Firm’s Fees

As described above, Deloitte was our independent registered public accounting firm for the fiscal year 2014.

Aggregate fees billed to us for the fiscal year 2015 by BDO and for the fiscal year 2014 by Deloitte are as follows:

Type of Fees	2015	2014
Audit Fees(1)	$490,169	$659,811
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$490,169	$659,811

(1)	Represents the aggregate fees billed to us by BDO for the fiscal year 2015 and by Deloitte for the fiscal year 2014 for professional services rendered for the audit of our annual consolidated financial statements and for the reviews of our consolidated financial statements included in our Form 10-Q filings for each applicable fiscal quarter.

Independent Registered Public Accounting Firm’s Independence

The Audit Committee considered whether the provision of the above noted services by BDO was compatible with maintaining the independent registered public accounting firm’s independence during fiscal 2015 and has determined that the provision of such services by BDO did not adversely affect the independent registered public accounting firm’s independence.

Policy on Audit Committee Pre-Approval

As part of its required duties, the Audit Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at a subsequent meeting. All services provided by our independent registered public accounting firm in fiscal 2015 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

CORPORATE GOVERNANCE

Executive Officers

The following table sets forth certain information about the executive officers as of April 21, 2016.

Name	Age	Position
Hezy Shaked	61	Co-Founder, Chief Strategy Officer and Executive Chairman of the Board of Directors
Edmond Thomas	62	President, Chief Executive Officer and Director
Debbie Anker-Morris	57	Chief Merchandising Officer
Mike Henry	45	Vice President and Chief Financial Officer

Hezy Shaked co-founded the Tilly’s concept in 1982 and formed our company in 1984. He currently serves as Executive Chairman of the Board and Chief Strategy Officer. For Mr. Shaked’s biographical information, see “Information About Director Nominees” above.

Edmond Thomas has served as our President, Chief Executive Officer and a member of our board since October 2015. For Mr. Thomas’s biographical information, see “Information About Director Nominees” above.

Debbie Anker-Morris has served as our Chief Merchandising Officer since April 2015. Prior to this appointment, Ms. Anker-Morris served as our Vice President and General Merchandising Manager since May 2004. Prior to that, she held various senior management positions with Anchor Blue (1998-2004), Petrie Stores (1992-1997) and Charming Shoppes (1988-1991). Ms. Anker-Morris graduated from the Fashion Institute of Technology with a degree in Fashion Buying and Merchandising and has over 30 years of experience in the retail industry.

Mike Henry has served as our Vice President and Chief Financial Officer since May 2015. From July 2012 to May 2015, Mr. Henry served Quiksilver, Inc., most recently as Senior Vice President, Global Controller. Prior to joining Quiksilver, Mr. Henry served Pacific Sunwear of California, Inc. for over a decade in several roles, including most recently as Senior Vice President, Chief Financial Officer from January 2008 to April 2011. From September 1994 to September 2000, Mr. Henry served in the audit practice of Deloitte & Touche LLP. Mr. Henry holds a Bachelor of Science in Business Administration from California Polytechnic State University, San Luis Obispo and is a certified public accountant (inactive).

Composition and Governance of the Board of Directors

Corporate Governance Guidelines. Our board has adopted corporate governance guidelines that provide a framework for overall governance practices. These guidelines can be found in the “Investor Relations” section of our website at www.tillys.com. In addition, these guidelines are available in print to any stockholder who requests a copy by written request to Tilly’s, Inc., Attention: Secretary, 10 Whatney, Irvine, CA 92618.

Board Size. Our bylaws provide that our board shall consist of at least one member, with the exact number of directors to be determined by resolution of our board. Our board currently consists of seven members. Effective as of the annual meeting, our Board will fix the authorized number of directors of our board at six directors.

Independence. We are a “controlled company” as defined in applicable NYSE rules. Under NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board consist of independent directors, (2) the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that our Compensation

Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and the Compensation Committees. Currently we do not utilize any of the aforementioned exemptions available to controlled companies, though we reserve the right to do so in the future. As discussed below, at all times during fiscal 2015 we had a board composed of a majority of independent directors. Furthermore, each member of our standing board committees (Audit, Compensation and Nominating and Corporate Governance) was, during fiscal 2015, and is currently independent under applicable NYSE and SEC rules.

Our board performs an analysis, at least annually, as to whether each member of our board is independent. We have adopted the definition of “independence” set forth in applicable NYSE rules. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our board has determined that all but two of our directors, Messrs. Shaked and Thomas, are independent directors under applicable NYSE rules and such directors were independent throughout fiscal 2015.

Executive Sessions. We expect that our independent directors will hold at least two executive sessions per year. An independent director will preside over each executive session of the independent directors. The presiding director will rotate among each of the chairs of the board committees.

Board Meetings and Attendance. Our board met seven times during fiscal 2015. No director attended fewer than 75% of the aggregate of the total number of meetings held by our board and the total number of meetings held by all committees of our board on which such director served during fiscal 2015. The Company strongly encourages its directors to attend its annual meetings of stockholders. All of our directors attended our 2015 annual meeting of stockholders.

Board Leadership Structure. Our board does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Mr. Shaked, our co-founder and Chief Strategy Officer, currently serves as Executive Chairman of the Board and Mr. Thomas currently serves as our President and Chief Executive Officer. The board has determined that this is the appropriate leadership structure for the Company at this time because it permits our CEO to focus on our day-to-day leadership and performance, while permitting the Executive Chairman to focus on setting the strategic direction of the Company and establishing the agenda for board meetings. Mr. Shaked is also uniquely positioned to serve as our Executive Chairman as our co-founder with significant industry experience and depth of knowledge about our operations. We do not have a formally designated “lead director.” Our board acknowledges that no single leadership model is right for all companies at all times. As such, our board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Term of Service for Directors. Until the date all shares of our Class B common stock are converted to Class A common stock or otherwise cease to be outstanding, referred to as the Full Conversion Date, the members of our board will be elected at annual meetings of the stockholders and hold office until the next annual meeting of the stockholders. Our Amended and Restated Certificate of Incorporation provides that on the Full Conversion Date, our board will be divided into three classes to be comprised of the directors in office, with each class serving for a staggered three-year term. From the Full Conversion Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Full Conversion Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Full Conversion Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Full Conversion Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. Executive officers are appointed by and serve at the direction of our board.

Communication with the Board of Directors

Our annual meeting of stockholders provides an opportunity for stockholders to ask questions of, or otherwise communicate directly with, members of the board on appropriate matters. In addition, stockholders or other interested parties may communicate in writing with our Executive Chairman or to our non-management directors by sending such written communication to our Secretary at Tilly’s, 10 Whatney, Irvine, California 92618, Attn: Corporate Secretary. Copies of written communications received at such address will be provided to the board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder or interested party communications that would be considered inappropriate for submission to the board include, without limitation, customer complaints, personal grievances, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. The Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests.

Committees of the Board of Directors

We currently have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The charters of our standing board committees are available on our website, at www.tillys.com, in the “Investor Relations” section.

The composition of the standing committees of our board during fiscal 2015 and currently is set forth in the table below (“C” indicates Chair and “M” indicates Member of the respective committee):

Director	Audit	Compensation	Nominating & Corporate Governance
Hezy Shaked	—	—	—
Edmond Thomas	—	—	—
Doug Collier	M	M	M
Seth Johnson	C	—	M
Janet Kerr	—	M	C
Jason Nazar	—	—	—
Bernard Zeichner	M	C	—

Audit Committee

Our Audit Committee consists of Messrs. Johnson (Chairperson), Collier and Zeichner, each of whom served as a member of the committee throughout fiscal 2015. Our board has determined that each member of the Audit Committee meets the financial literacy and experience requirements of applicable SEC and NYSE rules. In addition, our board has determined that Messrs. Collier and Johnson both qualify as an “audit committee financial expert” under the rules and regulations of the SEC and each are independent under applicable rules of the NYSE and SEC. Our independent auditors and our internal finance personnel regularly meet privately with, and have unrestricted access to, our Audit Committee. The Audit Committee met eleven times during fiscal 2015.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•	evaluate our independent registered public accounting firm’s qualifications, independence and performance;

•	determine the engagement and compensation of our independent registered public accounting firm;

•	approve the retention of our independent public registered accounting firm to perform any proposed, permissible non-audit services;

•	monitor the rotation of partners and managers of the independent registered accounting firm on our engagement team as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and practices;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review on an ongoing basis and approve related party transactions, as defined in SEC and NYSE rules;

•	prepare the reports required by the rules of the SEC to be included in our annual proxy statement; and

•	discuss with our management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

Our Compensation Committee consists of Messrs. Zeichner (Chairperson) and Collier, and Ms. Kerr, each of whom served as a member of the committee throughout fiscal 2015. Our board has determined that each of these directors is independent under applicable NYSE rules, and each qualifies as a “non-employee director” and an “outside director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), respectively. The Compensation Committee met five times during fiscal 2015. The primary duties of the Compensation Committee are to, among other things:

•	establish overall employee compensation policies and recommend to our board major compensation programs;

•	review and approve the compensation of our corporate officers and directors, including salary and bonus awards;

•	administer our various employee benefit and equity incentive programs;

•	review and approve any officer employment agreement and severance arrangement; and

•	prepare an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. Kerr (Chairperson), and Messrs. Collier and Johnson, each of whom served as a member of the committee throughout fiscal 2015. Our board has determined that each of these directors is independent under applicable NYSE rules. The Nominating and Corporate Governance Committee met four times during fiscal 2015. The primary duties of the Nominating and Corporate Governance Committee are to, among other things:

•	establish standards for service on our board and nominating guidelines and principles;

•	identify individuals qualified to become members of our board and recommend director candidates for election to our board;

•	consider and make recommendations to our board regarding its composition and organization;

•	establish policies regarding the consideration of any director candidates recommended by our stockholders, and the procedures to be followed by the stockholders in submitting such recommendations;

•	evaluate and review the performance of existing directors;

•	review executive officer and director indemnification and insurance matters;

•	review the Company’s policies with respect to risk assessment and risk management; and

•	monitor our corporate governance principles and practices and make recommendations to our board regarding governance matters.

While the Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for board nominees, in considering possible candidates for election as a director, the committee strives to compose our board with a collection of complementary skills and which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. In evaluating a potential candidate for our board, our Nominating and Corporate Governance Committee takes into account a number of factors, including: personal and professional integrity; ethics and values; experience in corporate management, such as current or past service as an officer of a publicly held company; and a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company; experience in the Company’s industry; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of our board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

If our board determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of our board or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The committee also considers recommendations for nominees that are timely submitted by stockholders if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in our bylaws. In addition to satisfying the timing, ownership and other requirements specified in our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Risk Oversight

Our board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditor, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The review of risk management is a periodic agenda item for the Nominating and Corporate Governance Committee.

Our other board committees also consider and address risk as they perform their committee responsibilities. For example, our Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that reasonably would have a material adverse effect on the Company (see “Compensation Risk Assessment” below), and the Nominating and Corporate Governance Committee oversees risks associated with operations of our board and its governance structure. In addition, at each regular Audit Committee meeting the Company’s General Counsel reports on significant litigation, regulatory, public policy and other legal risks that may affect the Company. Our entire board monitors risks through regular reports from each of the committee chairs and members of management, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our board leadership structure supports this approach because it allows our independent directors, through the independent board committees, to exercise effective oversight of the actions of management.

Compensation Risk Assessment

In March 2016, management assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data, and market positioning to align with and support business objectives;

•	effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short-and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and board discretion to manage pay appropriately; and

•	stock grant guidelines, stock ownership guidelines, an incentive plan clawback policy, and independent Compensation Committee oversight of our compensation policies and practices.

Code of Ethics and Business Conduct

We have adopted a code of ethics and business conduct, which applies to all of our employees, executive officers and directors. Our code of ethics and business conduct is available on our website, at www.tillys.com, in the Investor Relations section. We will disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

DIRECTOR COMPENSATION

Our non-employee directors currently receive annual cash retainers for their service on our board and our board’s standing committees, and an annual equity grant in the form of restricted shares of Class A common stock, as discussed below. In March 2015, the Compensation Committee reviewed our non-employee director compensation program and determined not to make any changes for fiscal 2015.

Our non-employee directors receive the following annual cash retainers for their service on our board:

Annual Retainer to be Paid
Service on board	$40,000

Chairperson of standing committee:
Audit Committee	$15,000
Compensation Committee	$12,000
Nominating and Corporate Governance Committee	$12,000

Members of standing committee:
Audit Committee	$8,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$5,000

Annual service for retainer purposes relates to the approximate 12-month period between annual meetings of our stockholders and all retainers are paid in quarterly installments. A prorated annual retainer will be paid to any person who becomes a member of our board, a committee chair or a member of any committee on a date other than the date of the annual meeting of our stockholders. Additionally, we will reimburse directors for reasonable expenses incurred in connection with their duties.

In addition, each non-employee director will receive an annual restricted stock award grant under the Plan having a fair value at the time of grant equal to $80,000, which will vest in two equal installments on each of the succeeding two anniversaries of the grant date. Each non-employee director received a grant of 8,048 shares of restricted stock on June 10, 2015.

Directors’ Compensation Table

The following table summarizes the compensation earned during fiscal 2015 by each of our non-employee directors. Messrs. Shaked and Thomas are executive officers and do not receive additional compensation from us for their service on our board. Information regarding compensation earned by Messrs. Shaked and Thomas for fiscal 2015 is presented below in the “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Doug Collier	58,000	79,997	137,997
Seth Johnson	68,000	79,997	147,997
Janet Kerr	62,000	79,997	141,997
Jason Nazar(4)	35,714	79,997	115,711
Bernard Zeichner	65,000	79,997	144,997

(1)	Amounts represent cash retainer fees paid during fiscal 2015.
(2)

Amounts represent the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). We provide information regarding the assumptions used to calculate the value of all equity awards made to directors in Note 12, Share-Based

Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 30, 2016. Awards made in fiscal 2015 consisted of a grant of 8,048 shares of restricted stock on June 10, 2015. No stock awards were forfeited by any of our non-employee directors during fiscal 2015.
(3)	As of the end of our 2015 fiscal year, each non-employee director, except Mr. Nazar, held 12,885 unvested shares of restricted stock and Mr. Nazar held 8,048 unvested shares of restricted stock.
(4)	Mr. Nazar joined our board in March 2015 and therefore the amounts for his cash fees are pro-rated to reflect a partial year of service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of the record date, April 21, 2016, regarding the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) our named executive officers for the fiscal year ended January 30, 2016, (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock. The percentages of each class of securities shown below are based on 12,429,335 shares of Class A common stock and 16,069,097 shares of Class B common stock outstanding as of April 21, 2016. Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to ten votes per share. Unless otherwise noted, (a) subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares and (b) the address of each of the individuals named below is: c/o Tilly’s, Inc., 10 Whatney, Irvine, California, 92618.

	Shares of Class A Common Stock(1)	Rights to Acquire Class A Common Stock(2)	Class A Percentage	Shares of Class B Common Stock	Class B Percentage	Percentage of Outstanding Vote
Non-Employee Directors and Nominees
Doug Collier(3)	29,827	—	*	—	—	*
Seth Johnson	32,827	7,500	*	—	—	*
Janet Kerr(4)	29,445	7,500	*	—	—	*
Bernard Zeichner(5)	37,827	—	*	—	—	*
Jason Nazar(6)	8,048	—	—	—	—	—

Named Executive Officers
Hezy Shaked(7)	770,611	50,000	6.6%	14,291,552	88.9%	83.0%
Edmond Thomas	6,000	—	*	—	—	*
Mike Henry	10,000	8,750	*			*
Debbie Anker-Morris	6,250	240,000	1.9%	—	—	*
Daniel Griesemer(8)	—	—	*	—	—	*
Jennifer Ehrhardt(9)	—	—	*	—	—	*
Craig DeMerit(10)	—	—	*	—	—	*
All current directors and executive officers, as a group (9 persons)	930,835	313,750	9.8%	14,291,552	88.9%	83.3%

> 5% Stockholders
Hezy Shaked Trust(7)	—	—	—	9,468,405	58.9%	54.7%
Tilly Levine(11)	—	—	—	5,711,919	35.5%	33.0%

*	Beneficially owns less than 1% of the applicable class of our outstanding common stock.
(1)	Includes unvested and vested shares of restricted Class A common stock beneficially owned by each of Doug Collier, Seth Johnson, Janet Kerr, Bernard Zeichner and Jason Nazar. For each such individual, 4,024 shares of restricted stock vest on June 10, 2016, assuming continued service on our board until that date. For Ms. Kerr and Messrs. Collier, Johnson and Zeichner, 4,837 of the restricted shares vest on June 11, 2016.
(2)	Represents shares of Class A common stock the person or group has a right to acquire upon (1) the exercise of stock options that are vested as of April 21, 2016 or within sixty (60) days thereafter or (2) vesting of restricted stock units as of April 21, 2016 or within sixty (60) days thereafter.
(3)	Includes 24,251 shares of Class A common stock held by a trust, which Mr. Collier may be deemed to indirectly beneficially own.

(4)	Includes 758 shares of Class A common stock held by a trust, which Ms. Kerr may be deemed to indirectly beneficially own.
(5)	Includes 24,942 shares of Class A common stock held by a trust, which Mr. Zeichner may be deemed to indirectly beneficially own.
(6)	Mr. Nazar will not be standing for re-election to our board at the annual meeting.
(7)	Shares of Class A common stock represent 770,611 shares of Class A common stock held by Reid Investments, LLC, of which Mr. Shaked is the sole manager with sole voting and dispositive power over the securities held thereby. Shares of Class B common stock represent (a) 9,468,405 shares of Class B common stock held by The Hezy Shaked Living Trust established May 18, 1999, under which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power and (b) 4,823,147 shares of Class B common stock held by The Tilly Levine Separate Property Trust established March 31, 2004, under which Ms. Levine is the trustee and beneficiary (the “Levine Shares”), which are described in note 11 below.
(8)	Mr. Griesemer resigned as director, President and Chief Executive Officer of the Company in October 2015.
(9)	Ms. Ehrhardt resigned as Chief Financial Officer of the Company in June 2015.
(10)	Mr. DeMerit resigned as Chief Investment Officer and Chief Operating Officer of the Company in August 2015.
(11)	Represents the Levine Shares plus an aggregate of 888,772 shares of Class B common stock held by family trusts of which Ms. Levine is trustee. Pursuant to a voting trust agreement under which Mr. Shaked serves as trustee, Ms. Levine previously granted Mr. Shaked the right to vote the Levine Shares and thus Mr. Shaked may be deemed to beneficially own the Levine Shares. Ms. Levine retains dispositive power over and full economic interest in the Levine Shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our Class A common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of January 30, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity compensation plans approved by security holders	1,976,325	$10.93	2,355,613
Equity compensation plans not approved by security holders	—	—	—

Total	1,976,325	$10.93	2,355,613

(1)	Represents the weighted-average exercise price of outstanding options.
(2)	Represents the number of securities remaining available for issuance under the Tilly’s, Inc. Amended and Restated 2012 Equity and Incentive Award Plan (the “Plan”), which superseded the 2007 Stock Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended January 30, 2016, all executive officers, directors and greater than ten percent beneficial owners complied with the reporting requirements of Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for our named executive officers, or NEOs, during fiscal year 2015. For fiscal year 2015, we had seven NEOs, as follows:

•	Hezy Shaked, our Co-Founder, Executive Chairman of the Board of Directors and Chief Strategy Officer;

•	Edmond Thomas, our President and Chief Executive Officer;

•	Debbie Anker-Morris, our Chief Merchandising Officer;

•	Mike Henry, our Vice President and Chief Financial Officer;

•	Daniel Griesemer, our former President and Chief Executive Officer;

•	Jennifer Ehrhardt, our former Chief Financial Officer; and

•	Craig DeMerit, our former Vice President, Chief Information Officer and Chief Operating Officer

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program.

Role of our Compensation Committee and President and Chief Executive Officer in Compensation Decisions

Our Compensation Committee reviews and approves the future compensation of our NEOs and oversees and administers our executive compensation programs and policies. We expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our NEOs for fiscal year 2015 is not necessarily indicative of how we will compensate our NEOs going forward.

The Compensation Committee annually reviews and meets outside the presence of all of our executive officers, including our NEOs, to consider appropriate compensation for our President and Chief Executive Officer. Our President and Chief Executive Officer reviews annually each of the other NEO’s performance with the Compensation Committee and recommends appropriate compensation levels, which the Compensation Committee takes into account as one factor in its determinations regarding executive compensation. In addition, Mr. Shaked, given his tenure with the Company and his role in shaping compensation historically, continues to have a purely advisory role in discussions with the Compensation Committee with respect to NEO compensation. In the context of such annual reviews and further periodic reviews as deemed necessary, and in addition to a review of other factors discussed below, the Compensation Committee assesses the proper mix of base salary, cash incentive awards and grants of long-term equity incentive awards, levels of compensation and appropriate individual and corporate performance metrics in furtherance of the objectives and principles described below.

Our Compensation Committee may consider additional factors in determining executive compensation, including comparing our executives’ compensation against executive compensation at a peer group of comparable companies. In January 2015, our Compensation Committee engaged Mercer, an independent executive compensation and consulting firm, to advise management in its efforts to construct, from publicly available data, an updated peer group of companies to be used for compensation purposes, and to provide market compensation data on such peer group companies, supplemented by survey data, as appropriate, and general market trends and developments. Management used the information provided by Mercer and other resources and tools to develop compensation recommendations presented to our Compensation Committee for fiscal 2016. Since 2010, based on the recommendation of management, we have also retained Mercer to provide certain services related to the administration of broad-based employee benefit programs (the “additional services”). In evaluating whether any conflict of interest was raised by the work provided by Mercer during fiscal 2015, our Compensation Committee considered the factors set forth in SEC rules and the requirements of the NYSE, including the nature and amount of the services provided by Mercer to us in addition to advice related to executive compensation. During fiscal 2015, we paid Mercer $120,000 for the additional services pursuant to an arrangement agreed upon by management prior to our initial public offering. In fiscal 2015, we paid Mercer approximately $19,000 for executive compensation-related services. After such consideration and consultation with Mercer, our Compensation Committee determined that Mercer was independent and there was no conflict of interest resulting from the additional services Mercer provided during fiscal 2015.

Compensation Philosophy and Objectives

Our Compensation Committee strives to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our philosophy is that executive compensation should be competitive in the marketplace in which we compete for executive talent, and structured to emphasize incentive-based compensation as determined by the achievement of both company and individual performance objectives. The retail industry is extremely competitive and in order to continue to succeed we believe we need a highly talented and seasoned team of sales, marketing, buying, financial and other business professionals. We recognize that our ability to attract and retain these professionals, as well as to grow our organization, largely depends on how we compensate and reward our employees.

The goals of our executive compensation program are to:

•	attract and retain talented and experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align compensation incentives with our business and financial objectives and the long-term interests of our stockholders;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and the Company; and

•	ensure that our total compensation is fair, reasonable and competitive.

Elements of 2015 Compensation

During fiscal year 2015, our NEOs’ total direct compensation, which was determined by our Compensation Committee, included both fixed components (base salary, other executive benefits and perquisites) and variable components (annual incentive cash bonuses, stock option grants and restricted stock unit grants). The following describes each component of compensation, the rationale for that component and how the compensation amounts were determined.

Base Salary

Base salaries historically have been the most heavily weighted component of compensation for our executive officers as a percentage of total compensation, and this remained true in fiscal year 2015. Base salary levels are designed to be competitive in order to induce talented executives to join the Company. In addition, base salaries support our retention objective by providing our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

The base salary established for each of our NEOs is intended to reflect each individual’s professional responsibilities, the skills and experience required for the job, their individual performance, the performance of our business, labor market conditions and competitive market salary levels.

Base salary levels for our NEOs in fiscal year 2015 were determined by our Compensation Committee as part of its annual review process, and were set as follows:

•	Mr. Shaked: $400,000, which was the base salary he received in fiscal year 2014;

•	Mr. Thomas: $600,000, which was the base salary set when he joined the Company in October 2015 as part of an arms’-length negotiation;

•	Ms. Anker-Morris: $400,000, which represented a 21% increase in the base salary she received effective February 1, 2015, to compensate her for increased responsibilities in connection with the promotion to Chief Merchandising Officer and leading the Company’s growing merchandising department, and to align her base salary with peer companies;

•	Mr. Henry: $325,000, which was the base salary set when he joined the Company in June 2015 as part of an arms’-length negotiation;

•	Mr. Griesemer: $700,000, which was the base salary he received in fiscal 2014;

•	Ms. Ehrhardt: $325,000, which represented an 8% increase in her base salary from fiscal 2014; and

•	Mr. DeMerit: $350,000, which represented a 6% increase in his base salary from fiscal 2014.

Annual Incentive Cash Bonus

In March 2015, our Compensation Committee approved an incentive cash bonus plan for certain employees, including our NEOs. For fiscal 2015, the committee approved performance measures of operating income (excluding stock-based compensation expense) and comparable store sales increase for all NEOs other than our CEO, as described below. Mr. Griesemer’s bonus was determined based solely on our achievement of a pre-established level of operating income, consistent with the measures applied in his initial year of hire. The Compensation Committee selected these performance measures because it believes they are important drivers of stockholder returns and thus serve to align the interests of our NEOs with those of our stockholders. Under the terms of the fiscal 2015 plan, no payouts would be made until audited financial results were received, reviewed and approved by the Audit Committee after our fiscal year end.

For each of the performance measures of operating income and comparable store sales increase, the Compensation Committee established minimum, target and maximum performance thresholds for the NEOs. The minimum performance threshold related to a minimum acceptable level of financial performance. Each succeeding threshold was designed to reward the NEOs based upon the improved financial performance of the business.

The following table shows the performance thresholds for each measure for fiscal 2015:

	Performance Threshold
	Minimum	Target	Maximum
Comparable store sales growth	1.0%	5.0%	9.0%
Operating income, excluding stock-based compensation expense (in millions)	$25.1	$33.4	$40.7

The following table represents the percentage of the respective NEO’s base salary that would be earned upon achievement of the performance thresholds. The incentive cash bonus amount increases in a linear manner between the minimum threshold and the target threshold and between the target threshold and the maximum threshold.

	Hezy Shaked & Daniel Griesemer	Debbie Anker- Morris, Craig DeMerit & Mike Henry	Jennifer Ehrhardt
Minimum	0%	0%	0%
Target	100%	50%	40%
Maximum	200%	100%	80%

The Compensation Committee weighted operating income 75% and comparable store sales increase 25% in the structure of the cash incentive bonus, except for Mr. Griesemer as described above.

For fiscal 2015, we achieved 1.2% comparable store sales growth and we did not achieve the minimum threshold for operating income. As a result, the Compensation Committee approved the following bonuses to the named executive officers: $5,000 for Mr. Shaked; $1,406 for Mr. Henry; and $2,500 for Ms. Anker-Morris.

As part of his separation agreement, Mr. Griesemer was entitled to receive a pro-rated bonus based on his time employed in fiscal 2015. Because we did not achieve the minimum threshold for operating income, Mr. Griesemer did not earn a bonus for fiscal 2015. Neither Ms. Ehrhardt nor Mr. DeMerit was eligible to receive a fiscal 2015 bonus, as they resigned prior to the end of the year.

Long-Term Equity-Based Compensation

We believe that long-term equity-based compensation is an important component of our executive compensation program. In addition, providing a portion of our NEOs’ total compensation package in long-term equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. All compensatory equity awards cover shares of our Class A common stock.

On March 23, 2015, we made the following grants of restricted stock units to certain of our NEOs under the Plan.

Executive	Restricted Stock Units
Daniel Griesemer	50,000
Jennifer Ehrhardt	20,000
Debbie Anker-Morris	25,000
Craig DeMerit	25,000

These restricted stock unit grants were awarded to our NEOs to further align their interests with those of our stockholders. Mr. Shaked did not receive a restricted stock unit award in fiscal 2015.

Each restricted stock unit award will vest in equal annual installments over four years from the date of grant, subject to the executive’s continued service through the applicable vesting date. In addition, consistent with his offer letter, Mr. Griesemer’s award vested as to 12,500 restricted stock units in connection with the termination of his employment in fiscal 2015.

In addition, in connection with entering into an employment agreement with Mr. Thomas, we awarded him a stock option covering 500,000 shares, which vests in equal annual installments over four years from the grant date, subject to Mr. Thomas’ continued service.

In connection with entering into offer letter agreement with Mr. Henry, we awarded him a stock option covering 25,000 shares and restricted stock units covering 10,000 shares. Each award vests in equal annual installments over four years from the date of grant, subject to his continued service.

Ms. Ehrhardt and Mr. DeMerit forfeited their restricted stock unit awards in full when they resigned in fiscal 2015.

Other Executive Benefits and Perquisites

We provide a car allowance to each of Mr. Shaked and Mr. Thomas. Mr. Thomas’s car allowance is provided under the terms of his offer letter. We also provided Mr. Griesemer a car allowance under the terms of his offer letter.

We also provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	holidays and sick days; and

•	a 401(k) plan with matching contributions.

The vacation benefit for executive officers is determined on an individual basis. We believe these benefits are generally consistent with those offered by other companies in our industry.

Retirement Savings

We have established a 401(k) retirement savings plan for our employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2015, the prescribed annual limit was $18,000. In addition, the Company matches a portion of pre-tax contributions on behalf of eligible employees. For 2015, the Company matched 50% of employee contributions, up to 6% of such employee’s salary, subject to certain limitations. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incents our employees, including our NEOs, in accordance with our compensation policies.

Fiscal Year 2016 Compensation Decisions

In March 2016, the Compensation Committee approved stock option awards to the NEOs (except for Mr. Shaked, who did not receive an award) for the fiscal 2016 annual equity award as follows: 50,000 options to Mr. Thomas under the terms of his offer letter; 35,000 options to Mr. Henry; and 35,000 options to Ms. Anker-Morris.

Employment Agreements and Severance Benefits

The employment of our NEOs historically has been at will, and in fiscal 2015 we entered into an employment agreement with Mr. Thomas and an offer letter agreement with Mr. Henry. The Company also was party to an offer letter agreement with Mr. Griesemer and the offer letters with each of Ms. Anker-Morris, Mr. DeMerit and Ms. Ehrhardt, as discussed below. In connection with the termination of his employment, we entered into a separation agreement with Mr. Griesemer. Each of these agreements are described below.

Offer Letter with Daniel Griesemer

In January 2011, we entered into an offer letter with Mr. Griesemer related to our hiring of him as our President and Chief Executive Officer effective February 21, 2011, which included certain provisions related to his compensation including severance benefits and change-in-control provisions. The compensation amounts and other terms of Mr. Griesemer’s offer letter were highly individualized and resulted from arm’s length negotiations and consideration of numerous factors as well as input from an independent third-party compensation consultant.

Under the offer letter, Mr. Griesemer’s annual base salary was set initially at $700,000, subject to annual review, and he was eligible to receive an annual incentive bonus with a target of 100% of base salary and a maximum of 200% of base salary, based on performance metrics set by the Compensation Committee. The offer letter also provided for participation in our existing employee benefit programs and an annual automobile allowance of $18,000. Pursuant to the offer letter, Mr. Griesemer may not solicit any of our employees during the term of his employment and for one year following his date of termination.

In addition, under the terms of his offer letter, Mr. Griesemer was entitled to the following severance and change-in-control benefits:

Element of Severance	Termination Without Cause or For Good Reason	Death or Disability	Termination Without Cause or For Good Reason Upon a Change in Control
Base Salary	12 months of base salary in effect at termination	Same	18 months of base salary in effect at termination

Incentive Bonus	Annual incentive bonus for the most recently completed fiscal year, or if that year’s bonus has already been paid, then the current year’s annual incentive bonus, pro-rated for the number of days employed during the year of termination	Same	1.5 times his annual
incentive bonus for the
most recently
completed fiscal year,
or if that year’s bonus
has already been paid,
then 1.5 times the
target amount of the
annual incentive bonus
for the current year

Equity Acceleration	One-year acceleration of vesting of any outstanding unvested equity awards	Not applicable	Full acceleration of vesting of any outstanding unvested equity awards

Extended Exercise Period	90 days to exercise any unexercised and exercisable stock options, but in no event later than the expiration date of the stock options	Not applicable	Not applicable

Benefits	Continuation of employee benefits for the earlier of 12 months following termination or until re-employed, or at the option of the Company, one lump sum payment (each to the extent permitted by law)	Same	Same

Separation Agreement with Daniel Griesemer

In October 7, 2015, we entered into a separation and general release agreement with Mr. Griesemer. Under the separation agreement, and consistent with the terms of his employment agreement, Mr. Griesemer is entitled to $700,000 payable in a series of 26 substantially equal installments for 12 months and an amount equal to Mr. Griesemer’s annual incentive bonus, if any, for fiscal year 2015 in an amount determined based on the Company’s performance and pro-rated for the number of days that Mr. Griesemer was employed by the Company in fiscal year 2015. Further, to the extent any portion of any equity award made to Mr. Griesemer was unvested, Mr. Griesemer’s separation agreement provided that the unvested equity awards that otherwise would have vested in the one-year period following the date of Mr. Griesemer’s departure vested as of his departure date, and any stock options vested and held by Mr. Griesemer as of the date of his departure would be exercisable until the earlier of the 90th day following his departure or the expiration date of such options. Under the separation agreement, 12,500 shares of the restricted stock unit grant made to Mr. Griesemer on March 23, 2015 vested on the effective date of the general release. The separation agreement also provided that Mr. Griesemer is entitled to $16,113, an amount equal to the present value of the Company’s contributions to Mr. Griesemer’s benefits under the Company’s health and other insurance plans for a 12-month period, payable in a series of 26 substantially equal installments and continuing for 12 months, unless Mr. Griesemer becomes employed by another employer before such 12-month period expires, and $6,832 for personal property purchased by Mr. Griesemer that was retained by the Company.

Employment Agreement with Edmond Thomas

In October 2015, we entered into an offer letter agreement with Mr. Thomas related to our hiring of him as our President and Chief Executive Officer and as a member of our board, effective October 12, 2015, which included certain provisions related to his compensation including change-in-control provisions.

Under the offer letter agreement, Mr. Thomas’s annual base salary is $600,000, subject to annual review, and he is eligible to receive an annual incentive bonus with a target of 100% of base salary and a maximum of 200% of base salary, based on performance metrics set by the Compensation Committee. Pursuant to Mr. Thomas’s offer letter agreement, he was also granted a non-qualified stock option to purchase 500,000 shares of our Class A common stock with an exercise price equal to the closing price per share of the Class A common stock on the first day of the next open trading window following his employment start date. The option vests in four equal annual installments on each anniversary of the grant date, subject to continued service with the Company. Subject to approval by the Compensation Committee and his continued employment, Mr. Thomas is also entitled to receive a grant of 50,000 options to purchase our Class A common stock in each of the next four fiscal years, beginning in fiscal year 2016. Each grant will vest in four equal installments on each annual anniversary of the applicable grant date. The offer letter agreement also provides for participation in our existing employee benefit programs and an annual automobile allowance of $18,000. Pursuant to the offer letter agreement, Mr. Thomas may not solicit any of our employees during the term of his employment and for three years following his date of termination.

In addition, under the terms of his offer letter agreement, if the Company terminates Mr. Thomas’s employment without “cause” in contemplation of a “change in control” (each as defined in the offer letter agreement), as determined in the sole discretion of the board, or within 90 days immediately following the consummation of a change in control, Mr. Thomas’s outstanding and unvested equity awards in the Company will accelerate in full upon such termination.

Offer Letter with Mike Henry

In May 2015, we entered into an offer letter agreement with Mr. Henry related to our hiring of him as our Vice President, Chief Financial Officer, which included certain provisions related to his compensation.

Under the offer letter agreement, Mr. Henry’s annual base salary is $325,000 and he is eligible to participate in the Company’s annual cash bonus plan. Pursuant to Mr. Henry’s offer letter, he was also granted a non-

qualified stock option to purchase 25,000 shares of our Class A common stock and 10,000 restricted stock units. The option and RSUs will vest in four equal annual installments on each anniversary of the grant date, subject to continued service with the Company. The offer letter agreement also provides for participation in our existing medical benefits program for employees. Pursuant to the offer letter agreement, Mr. Henry may not solicit any of our employees during the term of his employment and for one year following his date of termination. Mr. Henry’s employment is at-will and he is not entitled to any severance benefits.

Offer Letters with Debbie Anker-Morris, Craig DeMerit and Jennifer Ehrhardt

Each of Ms. Anker-Morris and Mr. DeMerit entered into an offer letter upon joining the Company. Each letter provides (or provided) for at-will employment and neither Ms. Anker-Morris nor Mr. DeMerit is (or was) entitled to any severance benefit.

In August 2013, we entered into an offer letter agreement with Ms. Ehrhardt in connection with her promotion to Chief Financial Officer. Under the terms of her offer letter, Ms. Ehrhardt received an annual base salary of $300,000 (which was increased to $325,000 for fiscal 2015) and was eligible to participate in our annual incentive bonus plan. Ms. Ehrhardt received an initial grant of 40,000 options in June 2013 in connection with her joining us as Vice President, Finance. Prior to her termination, Ms. Ehrhardt’s employment was at-will and she was not entitled to any severance benefits.

Delegation of Authority to Grant Equity Awards

In March 2015, the board authorized our chief executive officer to grant to employees or new hires up to 70,000 options to purchase and up to 30,000 restricted stock units covering shares of our Class A common stock subject to the following limitations: (i) no individual recipient would be granted more than 15,000 options or 5,000 RSUs under this authority, (ii) this authority would expire on the date of the Compensation Committee meeting in which 2015 employee performance is reviewed, which occurred in March 2016 and (iii) this authority would not apply to grants to employees subject to Section 16 of the Exchange Act, “covered employees” under Section 162(m) of the Internal Revenue Code and company officers or directors to whom the authority to grant awards has been delegated. Our chief executive officer granted an aggregate of 32,500 stock options in fiscal 2015 pursuant to the aforementioned delegation of authority.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other three highest compensated officers, other than its chief executive officer and chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

Where reasonably practicable and to the extent that the Code Section 162(m) deduction disallowance becomes applicable to the Company, the Compensation Committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our named executive officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, our Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information with respect to compensation for fiscal years 2015, 2014 and 2013 earned by, awarded to or paid to our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Hezy Shaked	2015	400,000	—	—	—	5,000	31,950	436,950
Executive Chairman of the Board and Chief Strategy Officer	2014	400,000	—	—	524,990	—	31,800	956,790
	2013	400,000	—	—	—	—	29,936	429,936

Edmond Thomas	2015	184,615	—	—	1,356,848	—	5,538	1,547,001
President and Chief Executive Officer

Daniel Griesemer	2015	580,072	—	803,500	—	—	227,847	1,611,419
Former President and Chief Executive Officer	2014	700,000	—	—	524,990	—	25,800	1,250,790
	2013	700,000	—	—	616,760	—	25,650	1,342,410

Mike Henry	2015	223,750	—	98,200	105,098	1,406	3,107	431,561
Vice President and Chief Financial Officer

Jennifer Ehrhardt	2015	134,927	—	321,400	—	—	—	456,327
Former Chief Financial Officer	2014	300,000	—	—	262,495	—	7,800	570,295
	2013	183,462	75,000	—	313,288	—	3,115	574,865

Debbie Anker-Morris	2015	400,000	—	401,750	—	2,500	7,950	812,200
Chief Merchandising Officer	2014	330,000	—	—	393,743	—	7,800	731,543
	2013	330,000	—	—	308,380	—	7,650	646,030

Craig DeMerit	2015	239,104	—	401,750	—	—	—	640,854
Former Vice President, Chief Operating Officer and Chief Information Officer	2014	330,000	—	—	393,743	—	7,800	731,543
	2013	330,000	—	—	616,760	—	7,650	954,410

(1)	Amounts reflect the grant date fair value of options or restricted stock units granted to the NEOs, as computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 12, Share-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 30, 2016. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.
(2)	Amounts represent cash-based incentives earned for the fiscal year and paid in the following year.
(3)	With respect to Messrs. Shaked and Thomas, other compensation in fiscal 2015 included $24,000 and $5,538, respectively, for automobile allowances and $7,950 for Mr. Shaked for the Company’s 401(k) match. With respect to Mr. Griesemer, other compensation in 2015 included $12,462 for his automobile allowance, and $215,385 with respect to his severance payments and benefits. Remaining amounts represent the Company’s 401(k) employee match contributions paid with respect to Mr. Henry and Ms. Anker-Morris.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during fiscal year 2015 to our NEOs, as applicable.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units (#)		Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Hezy Shaked		—	400,000	800,000	—		—	—	—

Edmond Thomas		—	—	—	—		—	—	—
	12/7/2015	—	—	—	—		500,000	6.06	1,356,848

Mike Henry		—	162,500	325,000	—		—	—	—
	6/1/2015	—	—	—	—		25,000	9.82	105,098
	6/1/2015	—	—	—	10,000		—	—	98,200

Daniel Griesemer		—	700,000	1,400,000	—		—	—	—
	3/23/2015	—	—	—	50,000	(3)	—	—	803,500

Jennifer Ehrhardt		—	130,000	260,000	—		—	—	—
	3/23/2015	—	—	—	20,000	(3)	—	—	321,400

Debbie Anker-Morris		—	200,000	400,000	—		—	—	—
	3/23/2015	—	—	—	25,000		—	—	401,750

Craig DeMerit		—	175,000	350,000	—		—	—	—
	3/23/2015	—	—	—	25,000	(3)	—	—	401,750

(1)	Non-equity incentive plan awards consist of annual bonuses payable under our 2015 incentive cash bonus plan. Please see “— Elements of 2015 Compensation — Annual Incentive Cash Bonus” above. There were no threshold payouts in the event we achieved the minimum level of performance established for the 2015 incentive cash bonus plan.
(2)	Amounts shown represent the grant date fair value of the option awards and restricted stock unit awards granted during 2015, computed in accordance with ASC Topic 718. See “— Summary Compensation Table” above for a description of the assumptions used in calculating the grant date fair value of awards.
(3)	Ms. Ehrhardt and Mr. DeMerit forfeited their restricted stock unit awards in full when they resigned in fiscal 2015. Mr. Griesemer’s restricted stock unit award vested with respect to 12,500 restricted stock units and the remaining restricted stock units were forfeited when he resigned in fiscal 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our NEOs as of January 30, 2016.

Name	Grant Date	Stock Option Awards(1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Stock Options Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Hezy Shaked	3/24/2014	25,000	75,000	12.31		3/24/2024	—	—

Edmond Thomas	12/7/2015	—	500,000	6.06		12/7/2025	—	—

Mike Henry	6/1/2015	—	25,000	9.82		6/1/2025	—	—
							10,000	64,900

Debbie Anker-Morris	3/23/2015	—	—	—		—	25,000	162,250
	3/24/2014	18,750	56,250	12.31		3/24/2024	—	—
	3/25/2013	25,000	25,000	12.82		3/25/2023	—	—
	5/4/2012	75,000	25,000	15.50		5/4/2022	—	—
	4/20/2009	5,000	—	6.45		4/20/2019	—	—
	8/27/2007	60,000	—	8.98	(3)	8/27/2017	—	—

(1)	These stock option awards vest over the course of four years with shares vesting in equal annual installments beginning on the first anniversary of their grant date, subject to continued service with us.
(2)	Stock awards consist of restricted stock units that vest over the course of four years with shares vesting in equal annual instalments beginning on the first anniversary of their grant date, subject to continued service with us. This table does not include March 23, 2015 grants of restricted stock units to Ms. Ehrhardt and Messrs. DeMerit and Griesemer. Ms. Ehrhardt and Mr. DeMerit forfeited their restricted stock unit awards in full when they resigned in fiscal 2015. Mr. Griesemer’s award vested as to 12,500 restricted stock units and the remaining restricted stock units were forfeited in connection with the termination of his employment in fiscal 2015.
(3)	The exercise price of these stock options was repriced from $12.73 to $8.98 during fiscal year 2010.

Options Exercised and Stock Vested

The following table sets forth information on stock option exercises and stock vested during fiscal year 2015.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value realized on exercise ($)	Number of Shares Acquired on Vesting($)	Value realized on vesting ($)
Daniel Griesemer	—	—	12,500	93,875
Jennifer Ehrhardt	12,500	38,117	—	—
Debbie Anker-Morris	40,000	260,800	—	—
Craig DeMerit	20,000	138,400	—	—

Pension Benefits

Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us during fiscal year 2015.

Nonqualified Deferred Compensation

Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us during fiscal year 2015.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to certain of our NEOs in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control; (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason upon a change in control; or (4) in the event of a change in control without a termination of employment. The amounts shown assume that such change in control and/or termination was effective as of January 29, 2016, the last business day of fiscal year 2015, and are only estimates of the amounts that would be paid to such executives. The actual amounts to be paid can be determined only at the time of such change in control or termination of employment.

With respect to Mr. Griesemer, the table summarizes that actual severance payments and benefits that he received in connection with the termination of his employment in October 2015, subject to his timely execution and non-revocation of a general release of claims.

Name	Benefit	Without Cause or for Good Reason ($)	Death or Disability ($)	Without Cause or for Good Reason Upon a Change in Control ($)	Change in Control ($)
Edmond Thomas	Accelerated Equity Award Vesting(1)	—	—	215,000	—
Total Value:		—	—	215,000	—

Daniel Griesemer	Severance Payment(2)	700,000	—	—	—
	Accelerated Equity Award Vesting(3)	93,875	—	—	—
	Continued Benefits(4)	16,113	—	—	—
	Personal Property(5)	6,832	—	—

Total Value:		$816,820	—	—	$—

(1)	Amount represents the value of accelerated vesting of Mr. Thomas’ outstanding equity awards upon a termination without “cause” in connection with a “change in control”.
(2)	The severance payment represents an amount equal to the sum of (a) $700,000, paid as salary continuation over a 12-month period following the termination of his employment, and (b) Mr. Griesemer’s incentive cash bonus for fiscal year 2015, prorated for the number of days he was employed during the fiscal year and paid in a lump sum.
(3)	Represents the value of the stock options and restricted stock unit awards that vested in connection with Mr. Griesemer’s termination.
(4)	Represents the amount paid for Mr. Griesemer’s health and other insurance benefits for twelve months following his termination of employment.
(5)	Represents personal property previously purchased by Mr. Griesemer that was retained by the Company in connection with the termination of his employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our board that the Compensation Discussion and Analysis be included in our 2014 Annual Report on Form 10-K and in this Proxy Statement for the 2016 annual meeting of stockholders.

COMPENSATION COMMITTEE,

Bernard Zeichner, Chairperson

Doug Collier

Janet Kerr

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our board. The Audit Committee’s functions are more fully described in its charter, which is available at www.tillys.com in the “Investor Relations” section. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 30, 2016 with management of Tilly’s and with Tilly’s independent registered public accounting firm for the year then ended, BDO USA, LLP.

2.	The Audit Committee has discussed with BDO USA, LLP those matters required by Auditing Standard No. 16.

3.	The Audit Committee has received and reviewed the written disclosures and the letter from BDO USA, LLP required by the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with BDO USA, LLP its independence from Tilly’s and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our board that the audited consolidated financial statements for the year ended January 30, 2016 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Our Audit Committee issued the above report for inclusion in this Proxy Statement in connection with the 2016 annual meeting of stockholders.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Seth Johnson, Chairperson

Doug Collier

Bernard Zeichner

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our board has adopted a written Related Party Transaction Policy and Procedures (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee reviews and approves, or ratifies, each related-party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related-party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chair of the Nominating and Corporate Committee, subject to ratification by the Nominating and Corporate Committee at its next regularly scheduled meeting. No director may participate in approval of a related-party transaction for which he or she is a related person.

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Hezy Shaked, Tilly Levine, Shaked Holdings, LLC and Amnet Holdings, LLC. Mr. Shaked is our Co-Founder, Executive Chairman of the Board of Directors, one of our executive officers and a holder of more than 5% of our common stock. Ms. Levine is our Co-Founder and a holder of more than 5% of our common stock. Mr. Shaked, through the Hezy Shaked Living Trust established May 18, 1999, or the Hezy Shaked Trust, owns 63% of Shaked Holdings, LLC. Ms. Levine, through the Tilly Levine Separate Property Trust established March 31, 2004, or the Tilly Levine Trust, owns 37% of Shaked Holdings. Mr. Shaked, through the Hezy Shaked Trust, is the sole member and owner of Amnet Holdings, LLC, or Amnet Holdings.

Certain Leases

The Company leases a building (17 Pasteur, Irvine, California) from Amnet Holdings. The Company intends to use this property as its e-commerce fulfillment center. The lease payments adjust annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. The Company incurred rent expense of $0.9 million in the fiscal year 2015 related to this lease. The lease expires on October 31, 2021.

The Company leases its corporate headquarters and distribution center (10 and 12 Whatney, Irvine, California) from Shaked Holdings. The lease expires on December 31, 2017, with two remaining five-year renewal option periods. The land component of this lease is accounted for as an operating lease and the building component is accounted for as a capital lease. The initial obligation under the capital lease was $9.2 million, with an outstanding balance of $1.7 million as of January 30, 2016. The gross amount of the building under capital lease was $7.8 million as of January 30, 2016. The accumulated depreciation of the building under capital lease was $6.8 million as of January 30, 2016. The Company incurred rent expense of $0.9 million in the fiscal year 2015 related to the operating (land component) of this lease.

Tax Indemnification Agreements

The Company entered into certain tax indemnification agreements with each of the Hezy Shaked Living Trust and the Tilly Levine Separate Property Trust. Pursuant to such tax indemnification agreements, the

Company agreed to indemnify, defend and hold harmless each such stockholder on an after-tax basis against additional income taxes, plus interest and penalties resulting from adjustments made, as a result of a final determination made by a competent tax authority, to the taxable income our subsidiary, World of Jeans & Tops, Inc., reported as an “S” Corporation. Such agreement provides that the Company defends and holds harmless such stockholders against any losses, costs or expenses, including reasonable attorneys’ fees, arising out of a claim for such tax liability.

Certain Employees

We employ Tilly Levine as our Vice President of Vendor Relations. In the fiscal year 2015, Ms. Levine received base compensation of $24,000, a cash bonus of $105 and other compensation in the amount of $720 for 401(k) matching contributions. Ms. Levine also participated in our health and wellness program available to all other eligible employees.

Tilly’s Life Center

Tilly’s Life Center (“TLC”), is a charitable organization that was founded and is run by Ms. Levine. Our board approved support for TLC of up to $50,000 during fiscal 2015. We incurred costs of approximately $50,000 related to printing of TLC’s program’s materials during fiscal 2015. We also provide support for marketing and website services for TLC.

ANNUAL REPORT

Our 2015 Annual Report to Stockholders, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year 2015, accompanies the proxy materials being provided to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2015 Annual Report on Form 10-K upon the receipt of a written request by any stockholder to Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618.

OTHER BUSINESS

Stockholder Proposals for Inclusion in 2017 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2017 Proxy Statement, a stockholder’s proposal must be received by us no later than December 30, 2016 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for 2017 Annual Meeting

Our Amended and Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our Proxy Statement. Our Amended and Restated Bylaws expand upon and supplement the advance notice provisions in our Amended and Restated Certificate of Incorporation. Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before our 2017 annual meeting of stockholders, in addition to any other applicable requirements, timely notice of the matter must be first given to our Secretary. To be timely, written notice must be received by our Secretary no later than March 10, 2017 (90 days before the one-year anniversary of our 2016 annual meeting) and no earlier than February 8, 2017 (120 days prior to the one-year anniversary of the 2016 annual meeting); provided, however, that if the date of the 2017 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received by our Secretary not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. In addition, any notice to our Secretary must include as to each matter that the stockholder proposes to bring before the meeting such information required by our Bylaws.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2016 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Amended and Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is timely given in proper form to our Secretary, at Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618. To be timely for our 2017 annual meeting of stockholders, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above no later than March 10, 2017 (90 days before the one-year anniversary of our 2016 annual meeting) and no earlier than February 8, 2017 (120 days prior to the one-year anniversary of the 2016 annual meeting); provided, however, that if the date of the 2017 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received by our Secretary not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made.

A stockholder’s notice to our Secretary concerning the nomination of persons for election as directors must set forth the information required by our Amended and Restated Certificate of Incorporation and Bylaws.

In the alternative, stockholders can at any time recommend for consideration by our Nominating and Corporate Governance Committee qualified candidates for our board that meet the qualifications described in this Proxy Statement under the heading “Corporate Governance — Nominating and Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Nominating and Corporate Governance Committee, c/o Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618. Submissions satisfying the required qualifications will be forwarded to the chairperson of the Nominating and Corporate Governance Committee or such other member of the Nominating and Corporate Governance Committee delegated to review and consider candidates for director nominees.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or bank.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended January 30, 2016 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous of future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit Committee Report and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or the Exchange Act. In addition, references to our website in this Proxy Statement are not intended to function as hyperlinks and information on our website, other than our Proxy Statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Other Business

As of the date of this Proxy Statement, our board knows of no other business that will be presented for consideration at the 2016 Annual Meeting. If other proper matters are presented at the 2016 Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors

Christopher M. Lal

Vice President, General Counsel and Secretary

Irvine, California

April 28, 2016

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

TILLY'S, INC.

2016 Annual Meeting of Stockholders

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

	FOR all Nominees except as marked	WITHHOLD all
NOMINEES: (01) Hezy Shaked (02) Doug Collier (03) Seth Johnson (04) Janet Kerr (05) Edmond Thomas (06) Bernard Zeichner	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature**____________________ **Date**________, **2016.**

Fitch Proof 85178 Tillys Proxy Card Front
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
TILLY’S, INC.
2016 Annual Meeting of
Stockholders
June 8, 2016,
9:30 A.M., Pacific Daylight Time
This Proxy is Solicited On Behalf
Of The Board Of Directors
Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided
FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED
PROXY Please mark your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
1. Election of the following directors for a term expiring at the 2017 annual meeting of stockholders.
NOMINEES: (01) Hezy Shaked (02) Doug Collier (03) Seth Johnson (04) Janet Kerr (05) Edmond Thomas (06) Bernard Zeichner
FOR AGAINST ABSTAIN
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year
FOR all
Nominees ending January 28, 2017.
except WITHHOLD as marked all
VOTED THIS PROXY AS INDICATED WHEN PROPERLY . IF NO CONTRARY EXECUTED INDICATION WILL BE ELECTING IS MADE, THE THE PROXY SIX NOMINEES WILL BE VOTED TO THE IN BOARD FAVOR OF OF WITH DIRECTORS, THE JUDGMENT AND FOR PROPOSAL OF THE 2 PERSONS AND IN ACCORDANCE NAMED AS PROPERLY PROXIES HEREIN COME BEFORE ON ANY THE OTHER ANNUAL MATTERS MEETING THAT . THIS MAY PROXY DIRECTORS IS SOLICITED . ON BEHALF OF THE BOARD OF
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature Signature Date, 2016.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.
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Fitch Proof 85178 Tillys Proxy Card Back
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 8, 2016
The notice of annual meeting, proxy statement, form proxy card and our 2015 Annual Report to Stockholders are available at http://www.tillys.com/proxy
FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TILLY’S, INC.
Edmond Thomas and Mike Henry, or either of them acting in the absence of the other, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of Tilly’s, Inc. held of record by the undersigned at the close of business on April 21, 2016, at the 2016 Annual Meeting of Stockholders to be held at Tilly’s, Inc. corporate headquarters, located at 10 Whatney, Irvine, California 92618 at 9:30 a.m., Pacific Daylight Time, on Wednesday, June
8, 2016, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side, with discretionary authority as to any and all other business that may properly come before the meeting.
(Continued and to be marked, dated and signed, on the other side)
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